Exhibit 99.1

Media Contact:	Lawrence McDonnell
410 470-7433

Investor Contacts:	Tonya Cultice
410 783-3383

Constellation Energy Partners Reports

Solid First Quarter Performance

BALTIMORE, May 9, 2007—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported first quarter 2007 earnings in line with company expectations, and revised its annual forecast to incorporate the acquisition of coalbed methane properties in the Cherokee Basin in Kansas and Oklahoma.

The company produced 1,227 MMcf during the quarter, resulting in Adjusted EBITDA of $7.2 million and net income of $2.3 million on a generally accepted accounting principles (GAAP) basis. It revised its 2007 forecast from a range of $31 million to $34.2 million of Adjusted EBITDA to a range of $40 million to $44 million of Adjusted EBITDA. CEP’s 2007 production forecast was revised from a range of 4,800 to 5,300 MMcfe to a range of 7,000 to 7,900 MMcfe to reflect the current net production of 7.9 MMcfe per day of the newly acquired Cherokee Basin properties.

“We delivered first quarter results in line with expectations and established a strong foundation for solid 2007 performance,” said Felix Dawson, chief executive officer. “Drilling performance continues to be on track and we have successfully completed our acquisition of coalbed methane properties in the Cherokee Basin. This acquisition fits in well with our strengths and has the desired characteristics for properties in our portfolio.

“We believe we are in a strong position to deliver on our commitments through the year,” said Dawson. “We’ve displayed the capabilities that enable quick execution on acquisition opportunities which are accretive to distributable cash flow. Our complementary relationship with Constellation Energy enhances CEP’s growth outlook. In addition to the potential for drop-down acquisitions from Constellation Energy’s growing upstream portfolio, we continue to leverage the expertise and resources of Constellation Energy’s talented and experienced upstream gas team.

“Based on our solid performance, our strong working relationship with Constellation Energy and our view of the marketplace,” Dawson said, “we’re confident CEP is on a course to become a leader in the E&P MLP sector.”

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; (gain) loss on sale of assets; (gain) loss from equity investment; accretion of asset retirement obligation; unrealized (gain) loss on natural gas derivatives; and realized (gain) loss on cancelled natural gas derivatives.

Adjusted EBITDA is used by management to indicate (prior to the establishment of any cash reserves by our board of managers) the cash distributions we expect to pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

We also provide our forecast in terms of Adjusted EBITDA. We are unable to reconcile our forecast to GAAP net income or operating income because we do not predict the future impact of adjustments to net income (loss), such as (gains) losses on gas derivatives and equity investments or asset impairments, due to the difficulty of doing so.

SEC Filings

CEP intends to file its Form 10-Q for the three months ended March 31, 2007, on or about May 9, 2007.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Conference Call Information

Constellation Energy Partners will host a conference call at 10:00 a.m. (EDT) on May 9, 2007, to review its first quarter 2007 results.

To participate, analysts, investors, media and the public may dial (888) 322-9245 shortly before 10:00 a.m. (EDT). The international phone number is (773) 756-0253. The conference password is PARTNERS.

A replay will be available approximately one hour after the end of the call by dialing (866) 463-4964 or (203) 369-1401 (international).

A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy Partners’ Web site (http://www.constellationenergypartners.com). The call will also be recorded and archived on the site.

CEP was formed – and is partly owned – by Constellation Energy (NYSE: CEG), a Fortune 200 energy company with 2006 annual revenues of $19.3 billion.

Constellation Energy Partners LLC (http://www.constellationenergypartners.com) is a limited liability company focused on the acquisition, development and exploitation of oil and natural gas properties, as well as related midstream assets.

First Quarter 2007 Summary Statistics

Constellation Energy Partners LLC
Operating Statistics
	Three Months Ended March 31,
	2007		2006
Net Production:
Total production (MMcf)	1,227		1,110
Average daily production (Mcf/day)	13,633		12,333

Average Sales Price per Mcf:
Net realized price, including hedges	$9.22	(a)	$8.78
Net realized price, excluding hedges	$6.97		$8.78

(a) Excludes impact of mark-to-market losses

Wells Drilled and Completed	8	9

Constellation Energy Partners LLC
Condensed Consolidated Statements of Operations
	Three Months Ended March 31,
	2007	2006
	($ in thousands)
Gas sales	$11,307	$9,747
Loss from mark-to-market activities	(2,782)	—

Total Revenues	$8,525	$9,747

Operating expenses:
Lease operating expenses	1,595	1,912
Production taxes	459	576
General and administrative	1,619	1,095
Loss on sale of equipment	95	—
Depreciation, depletion and amortization	1,959	1,745
Accretion expense	36	36

Total operating expenses	5,763	5,364

Other expenses:
Interest (income) / expense, net	508	(49)

Total expenses	6,271	5,315

Net income	$2,254	$4,432

Adjusted EBITDA	$7,237	$6,164

EPS—Basic	$0.20	$0.39
EPS—Basic Units Outstanding	11,320,300	11,320,300

EPS—Diluted	$0.20	$0.39
EPS—Diluted Units Outstanding	11,320,300	11,320,300

Constellation Energy Partners LLC
Condensed Consolidated Balance Sheets
	March 31, 2007	December 31, 2006
	($ in thousands)
Current assets	$27,345	$26,087
Natural gas properties, net of accumulated depreciation, depletion and amortization	174,361	171,639
Other assets	3,726	5,971

Total assets	$205,432	$203,697

Current liabilities	$9,585	$9,007
Debt	32,000	22,000
Other long-term liabilities	3,803	2,730

Total liabilities	45,388	33,737

Class D Interests	8,000	8,000

Common members’ equity	148,711	148,847
Accumulated other comprehensive income	3,333	13,113

Total members’ equity	152,044	161,960

Total liabilities and members’ equity	$205,432	$203,697

Constellation Energy Partners LLC
Reconciliation of Net Income to Adjusted EBITDA
	Three Months Ended March 31,
	2007	2006
	($ in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$2,254	$4,432
Add:
Interest expense/(income), net	508	(49)
Depreciation, depletion and amortization	1,959	1,745
Accretion of asset retirement obligation	36	36
Loss on sale of asset	95	—
Loss from mark-to-market activities	2,782	—

Unrealized gain on natural gas derivatives	(397)	—

Adjusted EBITDA	$7,237	$6,164

Maintenance capital expenditures (1)	$1,238	$1,238

(1) Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion of additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.

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